Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2014 (except for Note 19, as to which the date is May 29, 2014, and Note 22 and Note 23, as to which the date is December 19, 2014), in the Registration Statement on Form S-4 and related Prospectus of Century Communities, Inc. for the Offer to Exchange 6.875% Senior Notes due 2022 and Related Guarantees for 6.875% Senior Notes due 2022 and related guarantees.

/s/ Ernst & Young LLP

Denver, Colorado

December 19, 2014